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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM T-3/A

                                (Amendment No. 1)

                   APPLICATION FOR QUALIFICATION OF INDENTURE
                      UNDER THE TRUST INDENTURE ACT OF 1939

                        --------------------------------

                         MAGELLAN HEALTH SERVICES, INC.
                               (Name of Applicant)


                           6950 Columbia Gateway Drive
                                    Suite 400
                            Columbia, Maryland 21046
                    (Address of Principal Executive Offices)


          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED:

     Title of Class                                     Amount
     --------------                                     ------
 9-3/8% Notes due 2008                 Aggregate principal amount not to exceed
                                                    $300.0 million

                        --------------------------------

Approximate date of proposed public offering: Except as otherwise provided for in the proposed Debtor's Third Amended Plan of Reorganization of Magellan Health Services, Inc., dated August 18, 2003 (the "Plan"), distributions on account of Allowed Claims will be made on the date on which the Applicant consummates the Plan (the "Effective Date") or as soon thereafter as practicable or, with respect to a Disputed Claim, only after and to the extent such Claim becomes allowed. Capitalized terms used herein and not otherwise defined have the same meanings as in the Plan or the Indenture (as defined in the original Application for Qualification on Form T-3 filed with the Securities and Exchange Commission on August 28, 2003), as the case may be.

                        --------------------------------

                                  Mark Demilio
              Executive Vice President and Chief Financial Officer
                           6950 Columbia Gateway Drive
                                    Suite 400
                            Columbia, Maryland 21046
                     (Name and Address of Agent for Service)

                                 With copies to:

                            Robert L. Messineo, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153

The Applicant hereby amends this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application for Qualification or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon the written request of the Applicant.

                                   FORM T-3/A



EXPLANATORY NOTE.

           This Amendment No. 1 to Form T-3 is being filed solely for the purposes of filing an executed Form T-1 for the trustee, HSBC Bank USA (the "Trustee"), attached hereto as Exhibit T3G-2.


ITEM 9.    OTHER OBLIGORS.

Contents of Application for Qualification. This Amendment No. 1 to the Application for Qualification comprises--

           (a)       Pages numbered 1 to 4, consecutively (including an attached
                     Exhibit Index).

           (b) The statement of eligibility and qualification of the trustee under the indenture to be qualified.

           (c) The following exhibits in addition to those filed as a part of the statement of eligibility and qualification of the trustee originally filed by the Applicant on Form T-3 with the Securities and Exchange Commission on August 28, 2003:

                     Exhibit T3A*           Certificate of Incorporation of
                                            Applicant.

                     Exhibit T3B*           Bylaws of Applicant.

                     Exhibit T3C*           Form of Indenture among Applicant
                                            and the Trustee.

                     Exhibit T3D            Not Applicable.

                     Exhibit T3E**          Disclosure Statement and
                                            accompanying Third Amended Plan of
                                            Reorganization of Magellan Health
                                            Services, Inc., dated August 18,
                                            2003 as filed with the U.S.
                                            Bankruptcy Court for the Southern
                                            District of New York (incorporated
                                            by reference herein to Exhibits 2(a)
                                            and 2(b) to a Quarterly Report on
                                            Form 10-Q filed by Magellan Health
                                            Services, Inc. on August 19, 2003).

                     Exhibit T3F**          Cross reference sheet showing the
                                            location in the Indenture of the
                                            provisions inserted therein pursuant
                                            to Section 310 through 318(a),
                                            inclusive, of the Trust Indenture
                                            Act of 1939 (included as part of
                                            Exhibit T3C).

                     Exhibit T3G-1**        Organizational chart of Applicant
                                            and its subsidiaries.

                     Exhibit T3G-2*         Statement of eligibility and
                                            qualification of the Trustee on Form
                                            T-1.


--------------------------------
*     Filed herewith.
**    Previously filed.

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
                                    SIGNATURE

           Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicant, Magellan Health Services, Inc., a corporation organized under the laws of the State of Delaware, has duly caused this Amendment No. 1 to the Application for Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Columbia, State of Maryland, on the 5th day of January 2004.


           [SEAL]                      MAGELLAN HEALTH SERVICES, INC.

                                       By: /s/ Mark Demilio
                                           ------------------------------------
                                       Name: Mark Demilio
                                       Title: Executive Vice President and
                                              Chief Financial Officer



Attest: /s/ Megan M. Arthur
        -------------------------------
Name: Megan M. Arthur
Title: Secretary


















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
                                  EXHIBIT INDEX
                                  -------------


Exhibit T3A*          Certificate of Incorporation of Applicant.

Exhibit T3B*          Bylaws of Applicant.

Exhibit T3C*          Form of Indenture among Applicant and the Trustee.

Exhibit T3D           Not Applicable.

Exhibit T3E**         Disclosure Statement and accompanying Third Amended Plan
                      of Reorganization of Magellan Health Services, Inc., dated
                      August 18, 2003 as filed with the U.S. Bankruptcy Court for the Southern District of New York (incorporated by reference herein to Exhibits 2(a) and 2(b) to a Quarterly
                      Report on Form 10-Q filed by Magellan Health Services,
                      Inc. on August 19, 2003).

Exhibit T3F**         Cross reference sheet showing the location in the
                      Indenture of the provisions inserted therein pursuant to
                      Section 310 through 318(a), inclusive, of the Trust
                      Indenture Act of 1939 (included as part of Exhibit T3C).

Exhibit T3G-1**       Organizational chart of Applicant and its subsidiaries.

Exhibit T3G-2*        Statement of eligibility and qualification of the Trustee
                      on Form T-1.



--------------------------------
*     Filed herewith.
**    Previously filed.



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